Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Peter D. Morrison
Vice President of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal First Quarter Results and Exit of Juvenile Line of Business

(Bassett, Va.) – April 4, 2019 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended March 2, 2019.

Fiscal 2019 First Quarter Highlights

(Dollars in millions)

	Sales				Operating Income
	1st Qtr		Dollar	%	1st Qtr	% of	1st Qtr	% of
	2019	2018	Change	Change	2019	Sales	2018	Sales
Consolidated (1)	$120.8	$110.3	$10.6	9.6%	$0.9	0.8%	$2.1	1.9%

Wholesale	$72.8	$63.1	$9.6	15.4%	$4.2	5.7%	$3.1	4.9%

Total Retail	$69.6	$64.7	$5.0	7.7%	$(3.0)	-4.4%	$(1.5)	-2.3%

57 Comparable Stores	$63.1	$63.0	$0.1	0.2%	$(1.1)	-1.7%	$0.3	0.6%

Logistical Services (2)	$21.8	$21.4	$0.3	1.5%	$0.7	3.3%	$0.3	1.5%

(1)

Our consolidated results include certain intercompany eliminations. See the “Segment Information” table below for an illustration of the effects of these intercompany eliminations on our consolidated sales and operating income.

(2)

Current and prior period sales have been retrospectively restated to reflect the transfer of intercompany home delivery services from logistical services to retail. The effect of the transfer on operating income was not material.

Due to the Company’s fiscal calendar, the first quarter of 2019 consisted of 14 weeks as compared to 13 weeks for the first quarter of 2018. Net income for the quarter was $0.6 million or $0.06 per diluted share as compared to a net loss of $0.9 million or $0.09 per diluted share for the prior year quarter. Included in the consolidated operating income for the quarter ended March 2, 2019 was a $0.8 million charge associated with an early retirement program and a $0.4 million inventory valuation charge associated with the exit of the juvenile furniture line of business. Excluding the effects of these items, operating income would have been $2.2 million or 1.8% of sales and net income would have been $1.5 million or $0.14 per diluted share. In addition, the Company recorded a $2.2 million non-cash tax charge in the quarter ended February 24, 2018 from the remeasurement of the Company’s deferred tax assets due to the reduction in Federal corporate income tax rates enacted during that quarter. Excluding that charge, net income would have been $1.3 million or $0.12 per diluted share for the first quarter of 2018.

“Partially aided by an additional week in the period, consolidated revenue grew by 9.6% in the first three months of fiscal 2019,” commented Robert H. Spilman Jr., chairman and chief executive officer. “The successful introduction of our redesigned HGTV Design Studio by Bassett custom upholstery program highlighted our sales increase and solidifies the future of our most important product category. And, as a result of new stores opened over the past few quarters, retail sales grew by 7.7% to $69.6 million.

“Despite the positive sales momentum, the quarter was complicated,” continued Spilman. “Starting in December, we opened four new corporate stores, re-positioned another, and opened a new licensee store in Boise, Idaho. Corporate retail also assumed the operation of the remaining Zenith home delivery centers in local Bassett retail markets to assure better service for our corporate retail customers. New store startup expense, floor sample liquidation in preparation for the custom upholstery rollout, our decision to exit the juvenile business, and significantly higher health care costs were all detrimental to margins. As emphasized in our previous release, we will only open two more corporate stores this year, Sarasota, Florida in April and Princeton, New Jersey early in the fourth quarter, which will reduce ongoing startup expenses. Going forward, we will concentrate on driving more customers to our website and stores, growing our open market sales channel, and analyzing our cost structure as evidenced by the early retirement program that we began to implement in the quarter just ended.”

Wholesale Segment

Net sales for the wholesale segment were $72.8 million for the first quarter of 2019 as compared to $63.1 million for the first quarter of 2018, an increase of $9.7 million or 15.3%. On an average weekly basis normalizing for 14 weeks compared to 13 weeks, net sales increased $4.5 million or 7.1%. This increase was driven by a $2.1 million increase in Lane Venture shipments as the Company was in the process of integrating the operations into Bassett during the first quarter of 2018 along with a 3.0% increase in shipments to the Bassett Home Furnishings network and a 4.6% increase in furniture shipments to the open market (outside the Bassett Home Furnishings network) as compared to the prior year period. Gross margin for the wholesale segment was 32.9% for the first quarter of 2019 as compared to 32.4% for the prior year quarter. This increase was primarily driven by higher margins in the domestic custom upholstery operations as price increases implemented during the third quarter of 2018 offset the increased raw material costs experienced late in 2017 and early 2018. This margin improvement was partially offset by lower margins in the imported casegoods operation due to the previously mentioned inventory charge associated with the exit of the juvenile line of business. In addition, both the upholstery and wood operations were negatively impacted by higher labor costs due to higher employee health care expenses from unfavorable claim experience. Wholesale SG&A for the first quarter of 2019 was $19.7 million as compared to $17.4 million for the prior year period. SG&A as a percentage of sales decreased to 27.1% as compared to 27.6% for the first quarter of 2018. This decrease in SG&A as a percentage of sales was primarily driven by greater leverage of fixed costs due to higher sales volumes partially offset by higher marketing and other brand development costs and higher employee health care expenses from unfavorable claim experience. Operating income was $4.2 million or 5.7% of sales for the first quarter of 2019 as compared to $3.1 million or 4.8% of sales in the prior year.

“Even with the inventory valuation charge associated with our exit from the juvenile business and the increased health care costs, wholesale operating profit rose 36%,” added Spilman. “We initially entered the baby furniture segment back in the 1960s with the purchase of two domestic crib plants. Although the category was a nice niche for many years, recent deflationary trends and the demise of many juvenile products retailers have virtually eliminated the margin potential of the business. We will work with one major customer to sell a large portion of the remaining inventory over the course of the next few months.

“Otherwise, the quarter in wholesale was solid as our plants ran efficiently on good schedules,” said Spilman. “As noted, our Bassett Custom Upholstery domestic sales were strong and benefited both our North Carolina and Texas facilities. Our Bassett Custom Wood domestically produced products also grew in the quarter, although our casual dining line outpaced the sales rate of our Bench Made program. Our imported Bassett Casegoods sales were bolstered by the second round of products in our Bassett Modern range. The modern sensibility product line offers non-traditional variety in our selections, which resonates very well in certain areas of the country. SG&A spending increases were in part due to our continued investment in technological outreach to the consumer and in the various points of interface with our customer along their journey through the Bassett transaction. Notable in this regard is the recent establishment of our customer care center in Martinsville, Virginia that will track each customer’s path from initial engagement to point of sale to post delivery. We have invested in staffing and technology to give us complete visibility to all of these phases and to establish data reporting to help us use this valuable information to drive operational best practices in the months and years ahead.”

Retail Segment

Net sales for the 69 Company-owned Bassett Home Furnishings stores were $69.6 million for the first quarter of 2019 as compared to $64.7 million for the first quarter of 2018, an increase of $4.9 million or 7.7%. The overall increase was primarily due to a $4.8 million increase in non-comparable store sales as the Company has opened 12 stores over the last 18 months. Sales for the 57 comparable stores increased 0.2% for the first quarter of 2019. On an average weekly basis (normalizing for the extra week in the first quarter of 2019), comparable store sales decreased 6.9%.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores decreased by 4.8% for the first quarter of 2019 as compared to the first quarter of 2018. On an average weekly basis, comparable store written sales decreased 11.6%.

The consolidated retail operating loss for the first quarter of 2019 was $3.0 million as compared to a loss of $1.5 million for the first quarter of 2018, an increase of $1.5 million. The 57 comparable stores generated an operating loss of $1.1 million for the quarter, or 1.7% of sales, as compared to operating income of $0.3 million, or 0.6% of sales, for the prior year quarter. Gross margins for comparable stores were 50.0% for the first quarter of 2019 as compared to 50.7% for the first quarter of 2018.  This decrease was primarily due to increased clearance activity due to the launch of the new custom upholstery program and the selloff of existing floor samples and other clearance product as a result of the repositioning of two stores in the Houston market late in 2018. SG&A expenses for comparable stores increased $1.0 million to $32.6 million or 51.7% of sales as compared to $31.6 million or 50.1% of sales for the first quarter of 2018 primarily due to higher employee health care expenses from unfavorable claim experience and increased warehousing and delivery costs due to the previously announced transition of the Bassett final mile service from Zenith to the corporate retail operation.

Non-comparable stores generated sales of $6.5 million with an operating loss of $2.0 million as compared to sales of $1.7 million and an operating loss of $1.9 million in the prior year quarter. As part of the $2.0 million loss for the first quarter of 2019, the Company incurred $0.5 million in new store pre-opening costs, a decrease of $0.2 million from the prior year. In addition, the Company incurred $0.8 million of post opening startup losses compared to $0.7 million in the first quarter of 2018.

“Large new store startup losses have dominated the past two quarters for our corporate retail operation,” commented Spilman. “Along with declines in existing store comparable sales, the combination has been quite detrimental to our short-term corporate retail performance. It is difficult to quantify at the moment, but our field personnel have reported a much more cautious consumer in our store over the past few months. We have created a culture and a model that is centered around interior design, home makeovers, and large average tickets. Our in-home makeover business is approaching 50% of our overall retail volume and is well over half of our sales in many of our stores. While we by no means intend to de-emphasize the design business, we do believe that we have an opportunity in the in-store transactional side of our business. We are addressing this with a series of sharper price point items that are currently in development. The first upholstery group hit the stores four weeks ago and has already become a top seller. We will also more overtly market these goods on our website and highlight their value and our quick ship capabilities.

“We remain excited by the opening performance of our Generation 3 prototype in Frisco, Texas,” continued Spilman. “The store hit our internal sales plan and was nicely profitable in its first full quarter of operation. We have learned that some of the store’s features have not worked and others are right on the money. We plan to methodically incorporate the winning elements in several of our larger volume stores over the next few quarters.”

Logistical Services Segment

Revenues for Zenith were $21.8 million for the first quarter of 2019 as compared to $21.4 million for 2018, an increase of $0.4 million or 1.5%.  On an average weekly basis (normalizing for the extra week in the first quarter of 2019), revenues decreased $1.2 million or 5.7%. This decrease was primarily due to the previously announced discontinuation of home delivery services to third-party customers. Zenith’s operating expenses were $21.0 million or 96.7% of sales as compared to $21.1 million or 98.5% of sales for the prior year period.  This decrease in expenses as a percent of sales was primarily due to reduced expenses in the home delivery operation.

“Revenues for the continuing businesses of Zenith, middle mile transportation and third-party warehouse logistics, grew at nearly a 10% pace for the quarter resulting in a 110% increase in operating profit,” said Spilman. “We continue to massage the Zenith model to adjust to the fluid furniture transportation environment today. We anecdotally hear open market dealers lament the extended lead times that they are currently experiencing from many of their furniture vendors due to the inability of the carriers to deliver based on the nationwide driver shortage. Zenith allows our stores and our open market customers to enjoy continued high service levels. Consequently, their services remain in high demand.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 102 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes stylish, custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally and a logistics business specializing in home furnishings. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the first fiscal quarter of 2019, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations - unaudited
(In thousands, except for per share data)

	Quarter Ended
	March 2, 2019		February 24, 2018
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$107,357		$96,123
Logistics	13,484		14,149
Total sales revenue	120,841	100.0%	110,272	100.0%

Cost of furniture and accessories sold	49,177	40.7%	43,269	39.2%

Selling, general and administrative expenses excluding new store pre-opening costs	69,386	57.4%	64,251	58.3%
New store pre-opening costs	494	0.4%	702	0.6%
Early retirement program	835	0.7%	-	0.0%
Income from operations	949	0.8%	2,050	1.9%

Other loss, net	(123)	-0.1%	(627)	-0.6%
Income before income taxes	826	0.7%	1,423	1.3%

Income tax provision	218	0.2%	2,336	2.1%
Net income (loss)	$608	0.5%	$(913)	-0.8%

Basic earnings (loss) per share	$0.06		$(0.09)

Diluted earnings (loss) per share	$0.06		$(0.09)

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
Assets	March 2, 2019	November 24, 2018
Current assets
Cash and cash equivalents	$9,986	$33,468
Short-term investments	22,643	22,643
Accounts receivable, net	23,222	19,055
Inventories, net	66,678	64,192
Other current assets	14,540	9,189
Total current assets	137,069	148,547

Property and equipment, net	106,880	104,863

Other long-term assets
Deferred income taxes, net	3,228	3,266
Goodwill and other intangible assets	28,386	28,480
Other	6,472	6,485
Total long-term assets	38,086	38,231
Total assets	$282,035	$291,641

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$21,439	$27,407
Accrued compensation and benefits	10,876	12,994
Customer deposits	24,416	27,157
Other accrued liabilities	16,546	14,261
Total current liabilities	73,277	81,819

Long-term liabilities
Post employment benefit obligations	12,853	13,173
Other long-term liabilities	6,900	6,340
Total long-term liabilities	19,753	19,513

Stockholders’ equity
Common stock	52,598	52,638
Retained earnings	138,687	140,009
Accumulated other comprehensive loss	(2,280)	(2,338)
Total stockholders' equity	189,005	190,309
Total liabilities and stockholders’ equity	$282,035	$291,641

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Quarter Ended
	March 2, 2019	February 24, 2018
Operating activities:
Net income (loss)	$608	$(913)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	3,370	3,304
Loss (gain) on sale of property and equipment	(9)	36
Deferred income taxes	45	2,210
Other, net	(209)	891
Changes in operating assets and liabilities
Accounts receivable	(4,084)	(626)
Inventories	(3,318)	(5,440)
Other current and long-term assets	(3,163)	(1,382)
Customer deposits	(2,741)	(164)
Accounts payable and other liabilities	(6,233)	1,088
Net cash used in operating activities	(15,734)	(996)

Investing activities:
Purchases of property and equipment	(5,552)	(3,958)
Cash paid for business acquisition	-	(15,556)
Other	117	(481)
Net cash used in investing activities	(5,435)	(19,995)

Financing activities:
Cash dividends	(1,291)	(4,942)
Proceeds from the exercise of stock options	25	-
Other issuance of common stock	74	84
Repurchases of common stock	(1,012)	(244)
Taxes paid related to net share settlement of equity awards	-	(522)
Repayments of notes payable	(109)	(3,024)
Net cash used in financing activities	(2,313)	(8,648)
Change in cash and cash equivalents	(23,482)	(29,639)
Cash and cash equivalents - beginning of period	33,468	53,949
Cash and cash equivalents - end of period	$9,986	$24,310

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended
	March 2, 2019	February 24, 2018
Net Sales
Wholesale	$72,781	$63,100
Retail - Company-owned stores	69,629	64,661
Logistical services (1)	21,751	21,422
Inter-company eliminations:
Furniture and accessories	(35,054)	(31,638)
Logistical services (1)	(8,266)	(7,273)
Consolidated	$120,841	$110,272

Operating Income
Wholesale	$4,182	$3,064
Retail	(3,046)	(1,513)
Logistical services	712	330
Inter-company elimination	(64)	169
Early retirement program	(835)	-
Consolidated	$949	$2,050

(1)

Prior period sales have been retrospectively restated to reflect the transfer of intercompany home delivery services from logistical services to retail. The effect of the transfer on operating income was not material.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Rollforward of BHF Store Count

	November 24,				March 2,
	2018	Opened*	Closed*	Transfers	2019

Company-owned stores	65	4	-	-	69
Licensee-owned stores	32	1	-	-	33

Total	97	5	-	-	102

* Does not include openings and closures due to relocation of existing stores within a market.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Supplemental Retail Information--unaudited
(In thousands)

	57 Comparable Stores
	Quarter Ended		Quarter Ended
	March 2, 2019		February 24, 2018
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Net sales	$63,131	100.0%	$62,988	100.0%

Cost of sales	31,594	50.0%	31,066	49.3%

Gross profit	31,537	50.0%	31,922	50.7%

Selling, general and administrative expense*	32,618	51.7%	31,574	50.1%

Income (loss) from operations	$(1,081)	-1.7%	$348	0.6%

	All Other Stores
	Quarter Ended		Quarter Ended
	March 2, 2019		February 24, 2018
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Net sales	$6,498	100.0%	$1,673	100.0%

Cost of sales	3,357	51.7%	928	55.5%

Gross profit	3,141	48.3%	745	44.5%

Selling, general and administrative expense	4,612	71.0%	1,904	113.8%
Pre-opening store costs**	494	7.6%	702	42.0%

Income (loss) from operations	$(1,965)	-30.2%	$(1,861)	-111.2%

*Comparable store SG&A includes retail corporate overhead and administrative costs.

**Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possession and store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.